                               Exhibit 8

                            KING & SPALDING
                         191 PEACHTREE STREET
                           ATLANTA, GEORGIA
                              30303-1763
                        TELEPHONE: 404/572-4600
                        FACSIMILE: 404/572-5100

                            February 28, 1995

SunTrust Banks, Inc.
25 Park Place, NE
Atlanta, Georgia 30303

Peoples State Bank
6335 U.S. Highway 19
New Port Richey, Florida  34652


          Re: Federal Income Tax Consequences of Merger of STI Subsidiary, Inc., a Wholly Owned Subsidiary of SunTrust Banks, Inc., with and into Peoples State Bank

Ladies and Gentlemen:

          We have acted as tax counsel to SunTrust Banks, Inc. ("SunTrust") in connection with the merger (the "Merger") of STI Subsidiary, Inc. ("STI Subsidiary"), a wholly owned subsidiary of SunTrust, with and into Peoples State Bank ("Peoples"), pursuant to the Agreement and Plan of Reorganization dated as of December 6, 1994 (the "Agreement") by and between SunTrust and Peoples. In our capacity as SunTrust's tax counsel, you have requested our opinion regarding certain of the federal income tax consequences of the Merger.

          We understand that our opinion will be referred to in the Proxy Statement-Prospectus (the "Proxy Statement") that forms part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

          All capitalized terms used herein without definition have the respective meanings specified in the Agreement.

INFORMATION RELIED ON

          In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of SunTrust and Peoples. Likewise, we have obtained written certificates from SunTrust and Peoples to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion.

          Based upon the aforementioned consultations and certificates, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

               (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither SunTrust nor Peoples has any plan or intention to waive or modify any such material term or condition.

               (2) There is no plan or intention by the shareholders of Peoples who own one percent or more of the Peoples Common Stock, and to the best of the knowledge of the management of Peoples, there is no plan or intention on the part of the remaining shareholders of Peoples to sell, exchange, or otherwise dispose of a number of shares of SunTrust Common Stock received in the Merger that would reduce the Peoples shareholders' ownership of SunTrust Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Peoples Common Stock as of the same date. For purposes of this representation, shares of Peoples Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of SunTrust Common Stock will be treated as outstanding Peoples Common Stock on the date of the Merger. Moreover, shares of Peoples Common Stock and shares of SunTrust Common Stock held by Peoples shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

               (3) Immediately following the Merger, Peoples will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Peoples to dissenters, amounts paid by Peoples to shareholders who receive cash or other property, amounts used by Peoples to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Peoples will be included as assets of Peoples held immediately prior to the Merger.

               (4) Following the Merger, Peoples will hold at least 90 percent of the fair market value of STI Subsidiary's net assets and at least 70 percent of the fair market value of STI Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by STI Subsidiary to dissenters, amounts paid by STI Subsidiary to shareholders who receive cash or other property, and amounts used by STI Subsidiary to pay reorganization expenses will be included as assets of STI Subsidiary held immediately prior to the Merger, unless such amounts were transferred to STI Subsidiary by SunTrust pursuant to the Merger.

               (5) SunTrust will not take any action immediately subsequent to the Merger that will cause Peoples to hold less than 90 percent of the fair market value of its net assets and less than 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Peoples to dissenters, amounts paid by Peoples to shareholders who receive cash or other property, amounts used by Peoples to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Peoples will be included as assets of Peoples held immediately prior to the Merger where funds held by Peoples immediately prior to the Merger are used in making such payments.

               (6) Prior to the Merger, SunTrust will own all of the outstanding shares of stock of STI Subsidiary.

               (7) Peoples has no plan or intention to issue, prior to the Merger, additional shares of its stock that would result in SunTrust owning less than 80 percent of the total combined voting power of all classes of Peoples stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Peoples stock.

               (8) SunTrust has no plan or intention to cause Peoples to issue additional shares of Peoples stock that would result in SunTrust (or a wholly owned subsidiary of SunTrust) owning less than 80 percent of the total combined voting power of all classes of Peoples stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Peoples stock.

               (9) SunTrust has no plan or intention to reacquire any of the shares of SunTrust Common Stock issued in the Merger.

               (10) SunTrust has no current plan or intention to liquidate Peoples; to sell or otherwise dispose of any of the capital stock of Peoples acquired in the Merger, except for transfers of stock to a corporation of which SunTrust owns all of the outstanding stock; or to cause Peoples to sell or otherwise dispose of any of its assets or any of the assets acquired from STI Subsidiary, except for dispositions made in the ordinary course of business. It is anticipated that, following the consummation of the Merger, SunTrust will contribute all of the Peoples Common Stock to SunBanks, Inc., a wholly owned subsidiary of SunTrust, and thereafter SunBank and Trust Company, a wholly owned subsidiary of SunBanks, Inc., will be merged with and into Peoples.

               (11) STI Subsidiary will have no liabilities at the time of the Merger, and will not transfer to Peoples any assets subject to liabilities in the transaction.

               (12) SunTrust has no current plan or intention to cause Peoples to discontinue its historic business or to use a significant portion of its historic business assets other than in a business.

               (13) Each of SunTrust, STI Subsidiary, and Peoples will pay all expenses incurred by it or on its behalf in connection with the Merger. The shareholders of Peoples will pay their expenses, if any, incurred in connection with the Merger.

               (14) There is no intercorporate indebtedness existing between SunTrust and Peoples or between STI Subsidiary and Peoples that was or will be issued, acquired, or settled at a discount.

               (15) In the Merger, SunTrust will acquire shares of Peoples Common Stock representing at least 80 percent of the total combined voting power of all classes of Peoples stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Peoples stock, solely in exchange for voting stock of SunTrust. For purposes of this representation, Peoples Common Stock redeemed for cash or other property furnished by SunTrust will be considered as acquired by SunTrust, and Peoples Common Stock held by dissenting shareholders of Peoples which is converted into the right to receive cash payments will be considered as redeemed by Peoples.

               (16) Immediately after the Merger, Peoples will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Peoples that, if exercised or converted, would affect SunTrust's acquisition or retention of Peoples Common Stock representing at least 80 percent of the total combined voting power of all classes of Peoples stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Peoples stock.

               (17) Neither SunTrust nor any subsidiary of SunTrust owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any capital stock of Peoples.

               (18) Neither Peoples, SunTrust, nor STI Subsidiary is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

               (19) On the date of the Merger, the fair market value of the assets of Peoples will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

               (20) Peoples is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

               (21) None of the compensation received by any shareholder-employees of Peoples in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Peoples Common Stock; none of the shares of SunTrust Common Stock received by any shareholder-employees of Peoples pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (22) The payment of cash in lieu of fractional shares of SunTrust Common Stock is solely for the purpose of avoiding the expense and inconvenience to SunTrust of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Peoples shareholders instead of issuing fractional shares of SunTrust Common Stock will not exceed .24 percent of the total consideration that will be issued in the Merger to the Peoples shareholders in exchange for their shares of Peoples Common Stock. The fractional share interests of each Peoples shareholder will be aggregated and no Peoples shareholder will receive cash in an amount equal to or greater than the value of one full share of SunTrust Common Stock.

                               OPINION

               Based upon the foregoing, it is our opinion that:

               (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

               (2) The exchange in the Merger of Peoples Common Stock for SunTrust Common Stock will not give rise to gain or loss to the Peoples shareholders;

               (3) The tax basis of the SunTrust Common Stock received in the Merger (including any fractional share interest) by a Peoples shareholder will be the same as the Peoples Common Stock exchanged for such SunTrust Common Stock;

               (4) The holding period for the SunTrust Common Stock received in the Merger by a Peoples shareholder will include the holding period of such shareholder in the Peoples Common Stock exchanged for such SunTrust Common Stock, provided that the Peoples Common Stock is held as a capital asset at the Effective Date of the Merger; and

               (5) A Peoples shareholder who receives cash in lieu of a fractional share of SunTrust Common Stock will recognize gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest.

               The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information and certificates that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents, in such certificates, or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                             Very truly yours,

                             KING & SPALDING